Exhibit 8(i)

                                                          [LOGO] State Street(R)

                       STATE STREET BANK AND TRUST COMPANY

                             CUSTODIAN FEE SCHEDULE

                            SCUDDER COMPLEX OF FUNDS
                            (As listed in Schedule A)
--------------------------------------------------------------------------------

ADMINISTRATION

CUSTODY SERVICE

Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions.

A.    DOMESTIC ASSETS

      First $10 Billion             .60 Basis Points
      Second $10 Billion            .55 Basis Points
      Third $10 Billion             .50 Basis Points
      Fourth $10 Billion            .40 Basis Points
      Over $40 Billion              .30 Basis Points

      A minimum charge of $6,000 annually will be applied to new funds which do not reach $100mm within one year from inception. This minimum charge would begin in the 13th month.

B.    GLOBAL ASSETS

Country Grouping
----------------

Group A    Group B  Group C      Group D     Group E   Group F      Group G
-------    -------  -------      -------     -------   -------      -------
Euroclear  Austria  Australia    Denmark     Portugal  Indonesia    Argentina
Japan      Canada   Belgium      Finland     Spain     Malaysia     Bangladesh
           Germany  Hong Kong    France                Philippines  Brazil
                    Netherlands  Ireland               South Korea  Chile
                    New Zealand  Italy                 Sri Lanka    China
                    Singapore    Luxembourg            Sweden       Columbia
                    Switzerland  Mexico                Taiwan       Cypress
                                 Norway                             Greece
                                 Thailand                           Hungary
                                 U.K.                               India
                                                                    Israel
                                                                    Pakistan
                                                                    Peru
                                                                    Turkey
                                                                    Uruguay
                                                                    Venezuela

Holding Charges in Basis Points (Annual Fee)
--------------------------------------------

Group A    Group B    Group C    Group D    Group E    Group F    Group G
-------------------------------------------------------------------------
  3.5        5.0        6.0        8.0        20.0       25.0       40.0
-------------------------------------------------------------------------
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II.   PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED

      State Street Bank Repos                                             $ 7.00

      DTC or Fed Book Entry                                               $12.00

      New York Physical Settlements                                       $25.00

      PTC Purchase, Sale Deposit or Withdrawal                            $16.00

      Global Trades

      Group A & B      Group C     Group D      Group E & F     Group G
      -----------------------------------------------------------------
           $25          $40          $50            $70          $150

III.  OPTIONS

      Option charge for each option written or
      closing contract, per issue, per broker                             $25.00

      Option expiration charge, per issue, per broker                     $15.00

      Option exercised charge, per issue, per broker                      $15.00

IV.   SPECIAL SERVICES

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, and other special items will be negotiated separately.

V.    EARNINGS CREDIT

      A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

      Telephone
      Wire Charges ($5.00 per wire in and $5.25 out)
      Postage and Insurance
      Courier Service
      Duplicating
      Legal Fees
      Supplies Related to Fund Records
      Rush Transfer--$8.00 each
      Transfer Fees
      Sub-custodian Charges
      Price Waterhouse Audit Letter
      Federal Reserve Fee for Return Check
        items over $2,500 - $4.25 each
      GNMA Transfer -- $15.00 each
      Stamp Duties
      Registration Fees



Scudder Complex of Funds
as listed in Schedule A)                  STATE STREET BANK & TRUST COMPANY


By: /s/ Pamela A. McGrath                 By: /s/ Michael L. Williams
    --------------------------------          ----------------------------------
Title: Treasurer and Vice President       Title: Vice President

Date: August 1, 1994                      Date: July 27, 1994